FOR IMMEDIATE RELEASE
For Further Information:

Lew Nevins                          Tommy Fatjo
USA Waste Services, Inc.            TransAmerican Waste Industries, Inc.
(713) 512-6228                      (713) 956-1212

UW #98-02
                        USA WASTE AND TRANSAMERICAN WASTE
                        JOINTLY ANNOUNCE MERGER AGREEMENT

      HOUSTON, TEXAS (January 27, 1998) - USA Waste Services, Inc. (NYSEL UW) and TransAmerican Waste Industries, Inc (NASDAQ: WSTE) today announced that the companies have entered into a definitive merger agreement which has been approved by each company's Board of Directors. Upon Closing of the transaction, TransAmerican stockholders will receive .045232 shares of USA Waste common stock for each TransAmerican common share subject to adjustment abase on certain debt calculations prior to the closing. The equity value of the transaction, based upon Monday's USA Waste closing stock price, is approximately $70 million. USA Waste will also assume approximately $43 million of net indebtedness in connection with the transaction. The closing is subject to approval by the stockholders of TransAmerican, antitrust clearance, qualification of the merger as a tax-free pooling of interests transaction and other customary closing conditions. The companies anticipate that the merger should close during the first half of 1998.

      TransAmerican is a solid waste collection, transportation and disposal company operating in Texas, Louisiana, Mississippi, Alabama and Tennessee. TransAmerican's annual revenues are approximately $40 million per year and the company has 9 landfills, 4 transfer stations and 5 collection and hauling facilities, serving approximately 150,000 customers. TransAmerican operates in eight markets with population in excess of 250,000 where USA Waste does not currently provide services.

      John E. Drury, Chief Executive Officer of USA Waste, stated, "The acquisition of TransAmerican will strengthen our operations in certain existing markets and provide entry to some large markets where we are currently not operating. This acquisition will also position USA Waste to take advantage of additional privatization opportunities that are expected to occur over the next several years."

      Tom J. Fatjo, Jr., Chief Executive Officer of TransAmerican, said, "USA Waste has clearly become the leading consolidator in the solid waste industry. I feel that this is an excellent opportunity for TransAmerican Shareholders."

      USA Waste Services, Inc. is the third largest solid waste company in North America serving municipal, commercial, industrial and residential customers in 46 states, the District of Columbia, Canada, Mexico and Puerto Rico with 182 landfills, 175 transfer stations and 451 collection operations.

      CERTAIN STATEMENTS PROVIDED IN THIS RELEASE CONSTITUTE FORWARD LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. THESE RISKS AND UNCERTAINTIES MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM EXPECTED RESULTS AND ARE DESCRIBED IN DETAIL IN THE SECURITIES AND EXCHANGE COMMISSION FILINGS WHICH HAVE BEEN MADE BY USA WASTE.